SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       __________________________________


                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): January 10, 2005

                                   __________


                           GREG MANNING AUCTIONS, INC.
             (Exact name of registrant as specified in its charter)




           Delaware                      1-11988                 22-2365834
(State or Other Jurisdiction of   (Commission File Number)    (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)




             775 Passaic Avenue,
          West Caldwell, New Jersey                                 07006
    (Address of Principal Executive Offices)                      (Zip Code)


       Registrant's telephone number, including area code: (973) 882-0004

Item 8.01. Other Events

On January 10, 2005, the Compensation Committee of the Company's Board of Directors approved the acceleration of the vesting of the unvested portion of all options to purchase shares of the Company's Common Stock awarded under the Company's Stock Incentive Plan of 1997, as amended, having an exercise price greater than the closing price at December 31, 2004 of $12.40 per share. This acceleration is effective as of December 31, 2004 and relates to 312,500 options that were granted on March 31, 2004 to executive officers and directors of the Company. The new vest date applies to the unvested one-half of the shares in the original grants.

Because they will be vested as of December 31, 2004, these options may be exercised after that date should the price of the Company's Common Stock appreciate above the original grant price of $14.22 per share. All the other terms and conditions applicable to outstanding stock option grants still apply. No other stock grants are affected.

The reason for the acceleration is that it eliminates future compensation expense the Company would otherwise recognize in its income statement with respect to these options once FASB Statement No. 123R (Share-Based Payment) becomes effective in 2005. The approximate future expense that is eliminated is approximately $2.0 million This amount will instead be reflected in pro forma footnote disclosure to the second quarter 2005 financial statements. This footnote treatment is permitted under the transition guidance provided by the FASB.

                                   SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2005


                                    GREG MANNING AUCTIONS, INC.



                                    By: /s/ Larry Crawford
                                       ----------------------------
                                       Larry Crawford
                                       Chief Financial Officer




                                       3